Exhibit 99.1

Pingtan Marine Enterprise, Ltd. March 14, 2018	Page 1

pingtan marine enterprise Reports FINANCIAL RESULTS

for the fourth quarter and year ended december 31, 2017

Company to Hold Conference Call on Thursday, March 15, 2018, at 8:30 AM ET

FUZHOU, China, March 14, 2018 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME) (“Pingtan” or the “Company”), a global fishing company based in the People’s Republic of China (PRC), today announced financial results for its fourth quarter and year-ended December 31, 2017.

The Company's recent notable events are as follows:

•	January 24, 2018: The Company announced a cash dividend of $0.01 per share of common stock outstanding, which was paid on February 15, 2018 to shareholders of record on February 6, 2018. This marked the thirteenth consecutive quarterly dividend paid by the Company.
•	January 10, 2018: The Company announced that an additional two fishing vessels are operating in international waters. These two squid jigging vessels departed from port on December 2, 2017 and were put into operation after arrival at their fishing destination in the international waters of South-West Atlantic Ocean on January 10, 2018 China Standard Time.
•	January 4, 2018: The Company entered into the e-commerce consumer food market by offering its fish products on JD.com, one of China's largest e-commerce retailers. The Company has first launched three of its fish products including pomfret, yellow croaker and ribbon fish cuts on JD.com, and it expects to launch more products in the future.
•	December 13, 2017: The Company held its Annual Shareholder Meeting at Pingtan Marine's headquarters in Fuzhou, China.

•	November 15, 2017: The Company announced a cash dividend of $0.01 per share of common stock outstanding, which was paid on December 15, 2017 to shareholders of record on November 30, 2017. This marked the twelfth consecutive quarterly dividend paid by the Company.

Management Comments

Mr. Xinrong Zhuo, Chairman and CEO of the Company, commented, “We delivered strong operating and financial results in 2017 despite the impact from the Indonesian government’s moratorium and subsequent actions on our fishing operations in Indonesian waters. We were dedicated to enlarging fishing territories and increasing production capacity and product mix through expanding operating vessels in various fishing methods to harvest higher margin fishing products. During the year, we have been paying close attention to any new changes and trends in fishing policy and have been actively exploring for new locations to deploy our vessels. Since the second quarter of 2017, we have started partnerships with major chain restaurants and one of China's largest e-commerce retailers, JD.com. After months of efforts from both the JD and Pingtan teams, we have successfully launched three of our fish products online. As to date, we have made record online sales of over 10,000 pieces, capturing the attention of e-commerce customers. Our online success has motivated us to seek to launch more products in the future. Looking forward, we intend to accelerate the construction of our processing facilities and expand our territory to enrich product mix and expand our market share through online retail businesses.

Pingtan Marine Enterprise, Ltd. March 14, 2018	Page 2

Factors Affecting Pingtan’s Results of Operation – Indonesia Moratorium

As previously disclosed in our Forms 10-K and 10-Q filed during 2015 and 2016, in early December 2014 the Indonesian government introduced a six-month moratorium on issuing new fishing licenses and renewals so that the country’s Ministry of Maritime Affairs and Fisheries (“MMAF”) could combat illegal fishing and rectify ocean fishing order. In February 2015, the Company ceased all fishing operations in Indonesia. During the moratorium, the Company was informed that fishing licenses of four vessels operated through PT. Avona, one of the local companies through which Pingtan conducts business in Indonesia, and the fishery business license of PT. Dwikarya, the other local company through which Pingtan conducts business in Indonesia, were revoked. As a result, and because license renewal was prohibited due to the general moratorium, all local fishing licenses of the Company’s vessels in Indonesia are presently inactive. The MMAF has not yet restored license issuing or renewal process for vessels built abroad.

In November 2015, the Indonesian government announced that the moratorium had concluded. As the MMAF has not implemented new fishing policies and resumed the license renewal process, the Company does not know when exactly licensing and renewal will start. Since the Company derived a majority of its revenue from this area, this ban has caused a significant drop in production.

In September 2017, the Company was informed that the fishing licenses of 13 vessels deployed to the Indo-Pacific waters were suspended and the vessels were docked in the port by the Ministry of Agriculture and Fisheries ("MAF") of the Democratic Republic of Timor-Leste. The MAF is alleging and is investigating whether false statements were made during the licensing process and the vessels were simultaneously registered in Indonesia.  The Company disputes these allegations.

As of December 31, 2017, among the Company’s 140 vessels, 12 are located in the Bay of Bengal in India; 11 are located in international waters (including 1 refrigerated transport vessel); and 13 are located in the Democratic Republic of Timor-Leste but are currently not operating as described above. The remaining 104 vessels are located in Indonesian waters and continue to be idle due to the Indonesian government’s moratorium and subsequent actions.

2017 Financial Highlights (all results are compared to prior year)

•	Revenue increased by 207.7% to $63.2 million from $20.5 million as a result of increase in fishing activities.
•	Gross profit increased by 351.3% to $22.1 million from gross loss of $8.8 million, and gross margin was 34.9% compared to (42.8)%.
•	Net income attributable to owners of the Company was $29.7 million, or $0.38 per basic and diluted share, compared to net loss attributable to owners of the Company of $13.7 million, or $(0.17) per basic and diluted share.

Pingtan Marine Enterprise, Ltd. March 14, 2018	Page 3

Fourth Quarter 2017 Financial Highlights (all results are compared to prior year period)

•	Revenue was $16.4 million compared to $13.2 million.
•	Gross profit was $12.2 million compared to $9.9 million, and gross margin was 74.5% compared to 75.1%.
•	Net income attributable to owners of the Company was $4.8 million, or $0.06 per basic and diluted share, compared to net income attributable to owners of the Company of $8.4 million, or $0.11 per basic and diluted share.

Pingtan’s Revenue Break-down By PRC Territories

	Year Ended December 31,
	2017	2016	2015
Fujian province	61%	32%	36%
Guangdong province	28%	48%	47%
Shandong province	9%	4%	3%
Zhejiang province	2%	13%	8%
Liaoning province	0%	1%	2%
Other areas	0%	2%	4%
Total	100%	100%	100%

2017 Selected Financial Highlights

($ in millions, except share and per share) data)	Three Months ended December 31,		Year Ended December 31,
	2017	2016	2017	2016	2015

Revenue	$16.4	$13.2	$63.2	$20.5	$60.7
Cost of Revenue	$4.2	$3.3	$41.1	$29.3	$63.5
Gross Profit (Loss)	$12.2	$9.9	$22.1	$(8.8)	$(2.8)
Gross Margin	74.5%	75.1%	34.9%	(42.8)%	$(4.6)%
Net Income (Loss)	$5.3	$9.2	$32.5	$(14.7)	$19.6
Basic and Diluted Weighted Average Shares	79.1	79.1	79.1	79.1	79.1
EPS (in $)	$0.06	$0.11	$0.38	$(0.17)	$0.23

Balance Sheet Highlights

($ in millions, except for book value per share)	12/31/2017	12/31/2016

Cash and Cash Equivalents	$2.0	$0.8
Total Current Assets	$20.8	$60.8
Total Assets	$201.1	$226.5
Total Current Liabilities	$36.4	$64.9
Total Long-term Debt, net of current portion	$17.2	$21.8
Total Liabilities	$53.6	$86.8
Shareholders’ Equity	$147.5	$139.7
Total Liabilities and Shareholders’ Equity	$201.1	$226.5
Book Value Per Share (in $)	$1.87	$1.77

Pingtan Marine Enterprise, Ltd. March 14, 2018	Page 4

Consolidated Financial and Operating Review

Revenue

Revenue for the three months ended December 31, 2017 was $16.4 million compared to $13.2 million for the same period in 2016. The increase was mainly attributable to business expansion resulting from more fishing vessels put into operation.

For the year ended December 31, 2017, the Company’s revenue was $63.2 million, increasing by 207.7% from $20.5 million for the year ended December 31, 2016. The increase was primarily due to the increase in fishing activities. During the year ended December 31, 2017, the Company purchased 4 squid jigging vessels to reinforce its fishing capacity and placed 10 fishing vessels in operation in international waters during the year ended December 31, 2017 in comparison to 2 fishing vessels operating in international waters during the year ended December 31, 2016.

Gross Margin

The Company’s gross margin was 74.5% for the three months ended December 31, 2017, compared to 75.1% in the prior year period.

The Company’s gross margin was 34.9% in the fiscal year ended December 31, 2017 compared to (42.8)% in the same period of 2016. The increase was due to the increase in our sales revenue and the decrease in unit production cost of fish.

Selling Expenses

For the three months ended December 31, 2017, selling expense was $0.5 million compared to $0.7 million in the prior year period.

For the year ended December 31, 2017, total selling expense was $1.2 million, remaining unchanged as that of the same period of 2016.

General & Administrative Expenses

For the three months ended December 31, 2017, general and administrative expense was $6.3 million, compared to $0.9 million in the prior year period. The increment is due to depreciation of 104 vessels located in Indonesia but not operating as a result of the moratorium mentioned, which was recorded as operation expense rather than cost of revenue.

For the fiscal year ended December 31, 2017, total general and administrative expense was $9.6 million compared to $4.0 million in the same period of 2016. The increase was primarily due to increase in depreciation expense, professional fees and travel for investor conferences, as well as bad debt recovery based on periodic review of accounts receivable balances and management’s evaluation of the collectability of receivable balances.

Net Income (Loss)

Net income attributable to owners of the Company for the three months ended December 31, 2017 was $4.8 million, or $0.06 per basic and diluted share, compared to net income attributable to owners of the Company of $8.4 million, or $0.11 per basic and diluted share, in the same period of 2016. The decrease was mainly due to management’s sales policy since 2018 Lunar New Year is in February, which is the peak season for the seafood sales in China.

Net income attributable to owners of the Company for the year ended December 31, 2017 was $29.7 million, or 0.38 per basic and diluted share, compared to net loss attributable to owners of the Company of $13.7 million, or $(0.17) per basic and diluted share, in the same period of 2016. The increase was due to increase of fishing vessels operating in international waters as described above.

Pingtan Marine Enterprise, Ltd. March 14, 2018	Page 5

Conference Call Details

Pingtan also announced that it will discuss financial results in a conference call Thursday, March 15, 2018 – 8:30 a.m. ET.

The dial-in numbers are:

Live Participant Dial In (Toll Free):	877-407-0310

Live Participant Dial In (International):	201-493-6786

To listen to the live webcast, please go to http://www.ptmarine.com and click on the conference call link at the top of the page or go to: http://ptmarine.equisolvewebcast.com/q4-2017. This webcast will be archived and accessible through the Company’s website for approximately 30 days following the call.

About Pingtan

Pingtan is a global fishing company engaging in ocean fishing through its subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Although forward-looking statements reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Risks include anticipated growth and growth strategies; need for additional capital and the availability of financing; locating or re-locating vessels, in foreign waters and related license requirements; our ability to successfully manage relationships with customers, distributors and other important relationships; actions taken by government regulators, such as the Indonesian moratorium, technological changes; competition; demand for our products and services; the deterioration of general economic conditions, whether internationally, nationally or in the local markets in which we operate; legislative or regulatory changes that may adversely affect our business; operational, mechanical, climatic or other unanticipated issues that adversely affect the production capacity of the Company's fishing vessels and their ability to generate expected annual revenue and net income; and other risk factors contained in Pingtan's SEC filings available at www.sec.gov, including Pingtan's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

CONTACT:

Roy Yu

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

ryu@ptmarine.net

Johnny Zhang
IR Manager
Pingtan Marine Enterprise Ltd.
Tel: +86 591 8727 1753
jzhang@ptmarine.net

Maggie Li
IR Deputy Manager
Pingtan Marine Enterprise Ltd.
Tel: +86 591 8727 1753
mli@ptmarine.net

INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.

Katherine Yao, Senior Associate

Tel: +86 10 6587 6435

kyao@equityny.com

Pingtan Marine Enterprise, Ltd. March 14, 2018	Page 6

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)

(IN U.S. DOLLARS)

	For the three Months Ended
	December 31, 2017	December 31, 2016

REVENUE	$16,389,874	$13,152,374

COST OF REVENUE	4,183,993	3,274,073

GROSS PROFIT	12,205,881	9,878,301

OPERATING EXPENSES:
Selling	469,536	727,435
General and administrative	6,254,136	930,481
Grant income	(153,486)	(404,937)
Loss on fixed assets disposal	7,666	-
Total Operating Expenses	6,577,852	1,252,979

INCOME FROM OPERATIONS	5,628,029	8,625,322

OTHER INCOME (EXPENSE):
Loss on equity method investment	(5,746)	(7,978)
Dividend received	2,191	(3,601)
Interest income	14,151	1,927,912
Interest expenses	(561,421)	(315,595)
Other expense	6,330	5
Foreign currency transaction gain (loss)	254,141	(1,000,663)

INCOME BEFORE INCOME TAXES	5,337,675	9,225,402

INCOME TAXES	-	-

NET INCOME	$5,337,675	$9,225,402

LESS: NET INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	508,471	790,804

NET INCOME ATTRIBUTABLE TO OWNERS OF THE COMPANY	$4,829,204	$8,434,598

COMPREHENSIVE INCOME:
NET INCOME	5,337,675	9,225,402
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized foreign currency translation gain (loss)	2,939,441	(5,456,204)
TOTAL COMPREHENSIVE INCOME	$8,277,116	$3,769,198

LESS: COMPREHENSIVE INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	741,402	359,051

COMPREHENSIVE INCOME ATTRIBUTABLE TO OWNERS OF THE COMPANY	$7,535,714	$3,410,147

NET INCOME PER ORDINARY SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY
Basic and diluted earnings per share	$0.06	$0.11

WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic and diluted	79,055,053	79,055,053

Pingtan Marine Enterprise, Ltd. March 14, 2018	Page 7

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(IN U.S. DOLLARS)

	For the Years Ended December 31,
	2017	2016	2015

REVENUE	$63,209,687	$20,540,769	$60,700,190

COST OF REVENUE	41,126,898	29,328,776	63,476,627

GROSS PROFIT (LOSS)	22,082,789	(8,788,007)	(2,776,437)

OPERATING EXPENSES (PROFIT):
Selling	1,231,031	1,235,497	1,858,687
General and administrative	9,579,404	3,969,465	2,933,588
Grant income	(22,177,227)	(558,451)	(33,152,698)
Loss on fixed assets disposal	195,375	-	1,583,834

Total Operating (Profit) Expenses	(11,171,417)	4,646,511	(26,776,589)

INCOME (LOSS) FROM OPERATIONS	33,254,206	(13,434,518)	24,000,152

OTHER INCOME (EXPENSE):
Interest income	186,194	1,931,963	103,668
Interest expense	(2,403,213)	(1,972,267)	(3,630,200)
Foreign currency transaction gain (loss)	1,195,875	(1,543,357)	(1,308,922)
Dividend received	320,316	375,396	413,614
Loss on equity method investment	(33,246)	(33,073)	(19,700)
Other expense	(1)	(471)	(210)

Total Other Expense	(734,075)	(1,241,809)	(4,441,750)

INCOME (LOSS) BEFORE INCOME TAXES	32,520,131	(14,676,327)	19,558,402

INCOME TAXES	-	984	-

NET INCOME (LOSS)	$32,520,131	$(14,677,311)	$19,558,402

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	2,860,438	(959,688)	1,205,485

NET INCOME (LOSS) ATTRIBUTABLE TO OWNERS OF THE COMPANY	$29,659,693	$(13,717,623)	$18,352,917

COMPREHENSIVE INCOME (LOSS):
NET INCOME (LOSS)	32,520,131	(14,677,311)	19,558,402
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized foreign currency translation gain (loss)	7,760,460	(9,288,056)	(8,628,162)
COMPREHENSIVE INCOME (LOSS)	$40,280,591	$(23,965,367)	$10,930,240
LESS: COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	3,473,736	(1,695,044)	658,092
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO OWNERS OF THE COMPANY	$36,806,855	$(22,270,323)	$10,272,148

NET INCOME (LOSS) PER ORDINARY SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY
Basic and diluted	$0.38	$(0.17)	$0.23

WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic and diluted	79,055,053	79,055,053	79,055,053

Pingtan Marine Enterprise, Ltd. March 14, 2018	Page 8

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN U.S. DOLLARS)

	December 31,
	2017	2016
ASSETS

CURRENT ASSETS:
Cash	$2,005,540	$820,396
Restricted cash	1,821,187	2,911,922
Accounts receivable, net of allowance for doubtful accounts	13,012,671	11,322,726
Inventories, net of reserve for inventories	3,560,261	8,811,111
Advances to suppliers	-	3,969,351
Prepaid expenses	110,536	8,145
Prepaid expenses - related parties	-	522,337
Other receivables	273,151	31,835,456
Other receivables - related parties	-	639,917

Total Current Assets	20,783,346	60,841,361

OTHER ASSETS:
Cost method investment	3,213,859	3,027,245
Equity method investment	30,521,466	28,493,273
Prepayment for long-term assets	11,577,057	11,913,912
Property, plant and equipment, net	135,042,467	122,196,594

Total Other Assets	180,354,849	165,631,024

Total Assets	$201,138,195	$226,472,385

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,301,146	$916,737
Accounts payable - related parties	1,803,698	2,560,760
Short-term bank loans	14,600,978	21,554,636
Long-term bank loans - current portion	5,968,596	17,298,544
Accrued liabilities and other payables	5,354,616	4,399,536
Accrued liabilities and other payables - related party	38,208	18,147,152
Due to related parties	4,348,693	43,354

Total Current Liabilities	36,415,935	64,920,719

OTHER LIABILITIES:
Long-term bank loans - non-current portion	17,217,104	21,839,412

Total Liabilities	53,633,039	86,760,131

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Equity attributable to owners of the company:
Ordinary shares ($0.001 par value; 225,000,000 shares authorized; 79,055,053 shares issued and outstanding at December 31, 2017 and 2016)	79,055	79,055
Additional paid-in capital	81,682,599	111,008,085
Retained earnings	40,349,189	17,438,215
Statutory reserve	12,978,343	9,391,827
Accumulated other comprehensive loss	(5,731,889)	(12,879,051)
Total equity attributable to owners of the company	129,357,297	125,038,131
Non-controlling interest	18,147,859	14,674,123

Total Shareholders' Equity	147,505,156	139,712,254

Total Liabilities and Shareholders' Equity	$201,138,195	$226,472,385

Pingtan Marine Enterprise, Ltd. March 14, 2018	Page 9

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN U.S. DOLLARS)

	For the Years Ended December 31,
	2017	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$32,520,131	$(14,677,311)	$19,558,402
Adjustments to reconcile net income (loss) from operations to net cash provided by (used in) operating activities:
Depreciation	8,965,553	6,613,720	6,353,055
Decrease in allowance for doubtful accounts	(194,278)	(100,366)	(770,195)
(Decrease) increase in reserve for inventories	-	(213,255)	227,826
Loss on equity method investment	33,246	33,073	19,700
Loss on disposal of fixed assets	195,376	-	1,583,834
Changes in operating assets and liabilities:
Accounts receivable	(765,708)	563,318	37,007,012
Inventories	5,607,279	(6,705,933)	9,302,719
Advances to suppliers	4,078,230	(145,293)	(37,575,746)
Prepaid expenses	(98,606)	(6,729)	30,633
Prepaid expenses - related parties	536,665	3,988,749	2,382,910
Deferred expenses - related parties	-	-	1,016,039
Other receivables	32,439,871	(1,994,127)	87,907
Other receivables - related party	1,377,487	1,387	(145,617)
Accounts payable	3,005,441	2,275,069	2,202,515
Accounts payable - related parties	(885,433)	-	(162,631)
Accrued liabilities and other payables	254,242	(334,820)	(266,105)
Accrued liabilities and other payables - related party	(18,606,716)	5,732,472	-
Due to related parties	(23,354)	20,000	1,292

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	68,439,426	(4,950,046)	40,853,550

CASH FLOWS FROM INVESTING ACTIVITIES:
Refunds from commercial retail space prepayments	-	-	22,202,268
Purchase of property, plant and equipment	(49,860,416)	(1,465,144)	(56,222,226)
Proceeds from government grants for fishing vessels construction	6,600,906	-	-
Prepayments made for long-term assets	-	(26,671,132)	-
Payments for equity method investment	(296,217)	-	(40,209,087)
Proceeds from transferring equity method investment share	-	15,055,026	8,041,817

NET CASH USED IN INVESTING ACTIVITIES	(43,555,727)	(13,081,250)	(66,187,228)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans	14,453,010	23,275,729	23,958,292
Repayments of short-term bank loans	(21,673,260)	(22,234,749)	(30,989,630)
Proceeds from long-term bank loans	-	18,818,783	-
Repayments of long-term bank loans	(17,773,038)	(12,390,286)	(19,963,812)
Refund of restricted cash	1,229,302	(1,499,481)	(1,646,964)
Advances from related parties	4,328,693	5,063,620	3,910,000
Payments made for dividend	(3,162,203)	(3,162,202)	(2,371,652)
Capital contribution from non-controlling interest	-	-	64,334,540
Payments made to related parties in connection with the termination of VIE	-	-	(13,349,417)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(22,597,496)	7,871,414	23,881,357

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	(1,101,059)	(468,406)	148,733

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,185,144	(10,628,288)	(1,303,588)

CASH AND CASH EQUIVALENTS - beginning of year	820,396	11,448,684	12,752,272

CASH AND CASH EQUIVALENTS - end of year	$2,005,540	$820,396	$11,448,684

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$2,639,039	$2,921,417	$3,799,389
Income taxes	$-	$984	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of property and equipment by decreasing prepayment for long-term assets	$1,036,761	$38,332,421	$1,408,636
Property and equipment acquired on credit as payable	$215,202	$-	$-
Decrease in cost of property and equipment by decreasing in accounts payable - related party	$-	$-	$4,344,190
Other receivable increase by transferring equity method investment share	$-	$-	$16,083,635
Offset other receivables - related parties against due to related parties	$-	$6,424,910	$4,900,000
Increase in prepayment for long-term assets by increasing in accrued liabilities and other payables - related party	$-	$13,219,818	$-
Reclassification of advances to suppliers to other receivables	$-	$31,172,469	$-